AgFeed Industries Announces New Stock Symbol - “FEED”

NEW YORK, August 27, 2007 -- AgFeed Industries, Inc. (OTC BB: AGFI, website: www.agfeedinc.com), a leader in China's premix animal nutrition industry, announced that in connection with its previously announced listing approval of its common stock on The Nasdaq Stock Market, that Nasdaq has approved AgFeed’s request to change its stock trading symbol from “AGFI” to “FEED” to better reflect the Company’s business. AgFeed’s shares will commence trading on Nasdaq under the new stock symbol on Wednesday, August 29, 2007.

About AgFeed Industries, Inc.

AgFeed Industries is a China-based animal nutritional product company incorporated in the United States. Through its operating subsidiaries in China, AgFeed is a leading manufacturer, marketer and distributor of premix animal nutrition products targeting China's growing animal feed market. China's animal feed market was approximately $40 billion in 2006 according to China Feed Industry Association.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the ``safe harbor'' provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect AgFeed's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in AgFeed's filings with the Securities and Exchange Commission, including, but not limited to, our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007 that we filed with the Securities and Exchange Commission on August 14, 2007.

Contact:
AgFeed Industries, Inc.
Mr. Sam Zhou, Corporate Development
Tel: 011-86-13925912908
Email: info@agfeedinc.com
Website: www.agfeedinc.com